Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form F-3 of our reports dated 15 March 2018, relating to the 2017 and 2016 consolidated financial statements and the retrospective adjustments to the 2015 financial statement disclosures of Anheuser-Busch InBev SA/NV (which report expresses an unqualified opinion and includes an explanatory paragraph regarding retrospective adjustments to the 2015 consolidated financial statement disclosures on segment information), and the effectiveness of Anheuser-Busch InBev SA/NV’s internal control over financial reporting as of 31 December 2017, appearing in Anheuser-Busch InBev SA/NV’s Annual Report on Form 20-F for the year ended December 31, 2017 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

Zaventem, 19 March 2018

/s/ Joël Brehmen

DELOITTE Bedrijfsrevisoren / Reviseurs d’Enterprises

BV o.v.v.e. CVBVA / SC s.f.d. SCRL